FOR IMMEDIATE RELEASE

Hallmark Financial Services, Inc. To Present at the

Southwest IDEAS Investor Conference

FORT WORTH, Texas, (October 31, 2013) - Hallmark Financial Services, Inc. (NASDAQ: HALL) announced today that Mark E. Schwarz, Executive Chairman, and Mark J. Morrison, Chief Executive Officer and President, will make a presentation at the Southwest IDEAS Investor Conference located at the Sheraton Dallas Hotel by the Galleria, 4801 Lyndon B Johnson Freeway in Dallas, Texas on Thursday, November 21, 2013 at 2:40 p.m. CST.  The presentation will be webcast live and may be accessed at the conference website at www.swideas.com. The presentation materials will be available on Hallmark’s website at www.hallmarkgrp.com on and after the date of the presentation.

Co-sponsored by Three Part Advisors, LLC and the CFA Society of Dallas/Fort Worth, the Southwest IDEAS Investor Conference is an annual independent conference that allows quality companies to explain their investment merits to professional investors with the express purpose of generating investor interest. Additional information about the conference can be located at www.swideas.com.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Our business involves marketing, distributing, underwriting and servicing commercial insurance, non-standard personal automobile insurance and general aviation insurance, as well as providing other insurance related services. Our business is geographically concentrated in the south central and northwest regions of the United States, except for our general aviation business which is written on a national basis. The Company is headquartered in Fort Worth, Texas and its common stock is presently listed on NASDAQ under the symbol "HALL."

For further information, please contact:

Mark J. Morrison, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com